UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K

 Current Report

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

November 2, 2016
Date of Report (Date of earliest event reported)

The Boeing Company
(Exact name of registrant as specified in its charter)

Delaware	1-442	91-0425694
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

100 N. Riverside, Chicago, IL	60606-1596
(Address of Principal Executive Offices)	(Zip Code)

(312) 544-2000
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On November 2, 2016, The Boeing Company (“Boeing”) entered into a $2.48 billion, 364-day revolving credit agreement (the “364-Day Credit Agreement”) with Citigroup Global Markets Inc. and JPMorgan Chase Bank, N.A. as joint lead arrangers and joint book managers, JPMorgan Chase Bank, N.A. as syndication agent and Citibank, N.A. (“Citibank”) as administrative agent, and a syndicate of lenders as defined in the 364-Day Credit Agreement. This facility replaces Boeing’s previous 364-day credit agreement, which was scheduled to terminate on November 2, 2016.
Under the 364-Day Credit Agreement, Boeing will pay a fee of 0.04% per annum on the commitments. Borrowings under the 364-Day Credit Agreement that are not based on Eurodollar rates will bear interest at an annual rate equal to the highest of (1) the rate announced publicly by Citibank, from time to time, as its “base” rate, (2) the federal funds rate plus 0.50% and (3) the ICE benchmark settlement rate plus 1.00%. Borrowings under the 364-Day Credit Agreement that are based on Eurodollar rates will generally bear interest based on an applicable ICE benchmark settlement rate plus 0.835% per annum. The 364-Day Credit Agreement contains customary terms and conditions, including covenants restricting Boeing’s ability to permit consolidated debt (as defined in the agreement) in excess of 60% of Boeing’s total capital (as defined in the agreement) or to incur liens, merge or consolidate with another entity. Events of default include: (1) failure to pay outstanding principal or interest within five business days of when due, (2) determination that any representation or warranty was incorrect in any material respect when made, (3) failure to perform any other term, covenant or agreement, which failure is not remedied within 30 days of notice, (4) a cross-default with other debt in certain circumstances, (5) the incurrence of certain liabilities under the Employee Retirement Income Security Act and (6) bankruptcy and other insolvency events. If an event of default occurs and is continuing, the lenders would have the right to accelerate and require the repayment of all amounts outstanding under the applicable agreement and would not be required to advance any additional funds.
The 364-Day Credit Agreement is scheduled to terminate on November 1, 2017, subject to Boeing’s right to extend the term for an additional 364 days or, following payment of additional fees, convert outstanding borrowings into term loans with a maturity date that is the one-year anniversary of the termination date.
Reference is hereby made to that certain five-year revolving credit agreement (as previously extended and amended, the “5-Year Credit Agreement”), dated as of November 10, 2011, among Boeing, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC as joint lead arrangers and joint book managers, JPMorgan Chase Bank, N.A. as syndication agent, and Citibank as administrative agent, and a syndicate of lenders as defined in the 5-Year Credit Agreement. On November 2, 2016, the parties to the 5-Year Credit Agreement entered into Amendment No. 3 to the 5-Year Credit Agreement to, among other things, extend the term. The 5-Year Credit Agreement is now scheduled to terminate on November 2, 2021 with respect to approximately $2.37 billion of the total commitments, on November 10, 2019 with respect to $90 million of the total commitments and on November 10, 2017 with respect to $60 million of the total commitments. The 5-Year Credit Agreement is otherwise subject to the same material terms and conditions as previously disclosed in Boeing’s Forms 8-K dated November 10, 2011, October 14, 2014 and November 4, 2015.
Certain of the lenders and their affiliates have performed, and may in the future perform, for Boeing and its subsidiaries, various banking, underwriting, and other financial services, for which they receive customary fees and expenses.
The foregoing description is qualified in its entirety by the 364-Day Credit Agreement and Amendment No. 3 to the 5-Year Credit Agreement, which are filed as exhibits hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	364-Day Credit Agreement
10.2	Amendment No. 3 to Five-Year Credit Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE BOEING COMPANY
By:	/s/ Grant M. Dixton
Grant M. Dixton
Deputy General Counsel and Corporate Secretary
Dated: November 7, 2016